                                                                 Exhibit 4.1
                                CURTISS-WRIGHT CORPORATION

                 1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     The Curtiss-Wright Corporation 1996 Stock Plan for Non-employee Directors is designed to enhance the ability of the Company to attract and retain exceptionally qualified individuals and to vest them with a proprietary interest in the growth and performance of the Company.

     For purposes of this Plan, unless otherwise indicated, the term "Company" shall mean Curtiss-Wright Corporation.

 1. Eligibility

     All directors of the Company who are not during the term of this Plan and who have not previously been officers or employees of the Company shall participate in this Plan.

 2. Definitions

     As used in this Plan, the following terms shall have the meanings set forth:

     (a) "Board" means the Board of Directors of the Company.

     (b) A "Change in Control" shall be deemed to have occurred for the purposes of the Plan on the date of occurrence of any of the events set forth in clauses (1), (2) and (3) of this subparagraph;

          (1) the date the Company acquires knowledge of the filing under the Exchange Act of a statement on Schedule 13D, or any amendment thereto, relating to a transaction or series of transactions in which any person or group deemed a person under Section 13(d)(3) of the Exchange Act shall have become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of the Company entitling the person or group to 20% or more of all votes to which all shareholders of the Company would be entitled in the election of directors were an election held on such date; provided, that any shares held prior to January 1, 1996 by a person or group who filed or who would have been obligated to file a Schedule 13D or 13G with respect to beneficial ownership of securities of the Company, any affiliate or associate as of January 1, 1996 of any such person, any beneficiary or any trust or estate included in any such person or group, any member of the family of any such person, and trust or estate (including the trustees or executors thereof) established by or for the benefit of any such person, or any charitable foundation, whether a trust or a corporation (including the trustees and directors thereof) established by or for the benefit of any such person (in each case, an "Existing Shareholder"), shall be excluded from the shares held by any person or group for purposes of determining whether the foregoing 20% threshold for securities ownership has been reached by such person or group; and provided further that, notwithstanding the foregoing, the securities beneficially owned by any Existing Shareholder shall not be so excluded from the securities beneficially owned by any person or group if such person or group includes any person who is not an Existing Shareholder and such person or group has beneficial ownership of securities of the Company having 20% or more of all votes in the election of directors;

          (2) the date on which there is a failure of individuals who were members of the Board as of April 12, 1996 to constitute at least a majority of the Board, unless the election (or the nomination for election by the shareholders) of each new director was approved by a vote of at least two-thirds of the total of such individuals then still in office and such other directors as may previously have been elected or nominated pursuant to such a two-thirds vote; or

          (3) the date of approval by the shareholders of the Company of an agreement ( a "reorganization agreement") providing for (i) the merger or consolidation of the Company with another corporation in which the Company is not the surviving corporation, or pursuant to which its common stock is converted, other than a merger where the shareholders of the Company immediately prior to the merger or consolidation beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such shareholders to 50% or more of all votes to which all shareholders of such corporation would be entitled in the election of directors or where the members of the Board of the Company immediately prior to the merger or consolidation constitute, immediately after the merger or consolidation, a majority of the Board of the corporation issuing cash or securities in the merger or consolidation, or (ii) the sale or other disposition or liquidation of all or substantially all of the assets of the Company; provided, however that notwithstanding anything to the contrary in this Plan, no transaction or series of transactions shall constitute a "Change in Control" as to any Non-employee Director if such transaction or series of transactions required such Non-employee Director to be identified in any United States securities law filing as a person or a member of any group acquiring, holding or disposing of beneficial ownership of the Company s securities and effecting a "Change in Control" as defined herein.

     (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (d) "Deferred Cash Account" means an account established under this Plan for a Non-employee Director to which all or portions of his or her committee meeting fees and regular stipulated compensation have been or are to be credited in the form of cash.

     (e) "Deferred Shares Account" means an account established under this Plan for a Non-employee Director to which all or portions of his or her committee meeting fees and regular stipulated compensation have been or are to be credited in the form of Shares.

     (f) "Fair Market Value" shall mean, with respect to any Shares, the simple average of the high and low prices of such Shares on the New York Stock Exchange on the date as to which Fair Market Value is to be calculated (or, if there is no trading on the New York Stock Exchange on such date, then on the first previous date on which there is such trading);

     (g) "Non-employee Director" shall mean a director who meets the eligibility requirements of Section 1, hereof;

     (h) "Restricted Stock" shall mean any Shares granted Pursuant to Section 5 of this Plan, provided that such definition shall remain operative only as to Shares as to which the restrictions set forth herein have not lapsed;

     (i) "Shares" shall mean shares of the common stock of the Company, $ 1.00 par value.

 3. Administration of this Plan

     This Plan shall be administered by the Secretary of the Company (the "Secretary"). The Secretary shall have full power and authority to construe, interpret and administer this Plan. The Secretary may issue rules and regulations for administration of this Plan. All decisions of the Secretary shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the directors. In the event of the absence or inability of the Secretary, any Assistant Secretary shall have the authority to act in his place.

     Subject to the terms of this Plan and applicable law, the Secretary shall have full power and authority: (i) to interpret and administer this Plan and any instrument or agreement relating to Restricted Stock granted under this Plan; (ii) to establish, amend, suspend or waive such rules and regulations and appoint such agents as the Secretary shall deem appropriate for the proper administration of this Plan; and (iii) to make any other determination and take any other action that the Secretary deems necessary or desirable for the administration of this Plan.

 4. Shares Available for Grant

     Subject to adjustment as provided below:

     (a) Sources of Shares Deliverable Under this Plan. Any Shares granted pursuant to this Plan shall be from treasury Shares.

     (b) Adjustments. In the event that the Secretary shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or occurrence affects the Shares such that an adjustment is determined by the Secretary to be appropriate in order to prevent dilution or significant enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Secretary shall, in such manner as he or she may deem equitable, adjust the number of Restricted Stock Shares outstanding hereunder; provided, however, that any fractional Shares created by such transaction or occurrence may in the discretion of the Secretary be rounded upwards to full Shares, to the end that no fractional Shares shall remain outstanding hereunder. Notwithstanding any such corporate transaction or occurrence, no adjustment shall be made in the number of Restricted Stock Shares to be granted to new Non-employee Directors who are elected after the occurrence of any such corporate transaction or occurrence.

 5. Grants of Restricted Stock

     (a) Initial Grants. The Company, as of the effective date of this Plan, shall grant to each then current Non-employee Director of the Company, that number of Shares of Restricted Stock as shall have a Fair Market Value of $13,300, calculated as of the effective date of grant, provided however that if such calculation shall produce a result that includes fractional Shares, such fractional Shares shall be rounded upwards to full Shares.

     Upon the initial election of any new Non-employee Director of the Company subsequent to but within five years of the effective date of this Plan, the Company, as of the effective date of such new Non-employee Director's initial election, shall grant to such new Non-employee Director that number of Shares of Restricted Stock as shall have a Fair Market Value equal to the product of increasing $13,300 at an annual rate of 2.96%, compounded monthly from the effective date of this Plan, calculated as of the effective date of such new Non-employee Director's election, provided however that if such calculation produces a result that includes a fractional Share, such fractional Share shall be rounded upwards to a full Share.

     (b) Subsequent Grants. On the fifth anniversary of the initial grant of Restricted Stock under this Plan to any Non-employee Director who shall then remain a Non-employee Director, the Company, as of such anniversary, shall grant to such remaining Non-employee Director that number of Shares of Restricted Stock as shall have a Fair Market Value equal to the product of increasing $13,300 at an annual rate of 2.96%, compounded monthly from the effective date of this Plan, calculated as of the effective date of the anniversary in question, provided however that if such calculation produces a result that includes a fractional Share, such fractional Share shall be rounded upwards to a full Share.

 6. Features of Restricted Stock

     (a) Custody of Shares. Restricted Stock Shares granted hereunder shall be held by the Company or its representative for the account of the recipient until the restrictions expire, whereupon, assuming no event has occurred that would effect a forfeiture of the recipient's interest in the Shares, a certificate or certificates evidencing unrestricted ownership of such Shares shall be delivered to the recipient.

     (b) Share Certificates. Should it become necessary or convenient to issue certificates for Restricted Stock, such certificates shall be subject to such stop transfer orders and other restrictions as the Secretary may deem advisable under this Plan and the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Secretary may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (c) Nature of Restrictions. During the period of restrictions relevant to any Restricted Stock issued hereunder neither such Restricted Stock nor any right under it may be sold, pledged, alienated, attached, transferred, assigned or otherwise encumbered other than by will or the laws of descent and distribution or as otherwise provided herein (a transfer may be made pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder), and any purported sale, pledge, alienation, attachment, transfer, assignment or encumbrance thereof shall be void and unenforceable against the Company.

     (d) Other Incidents of Ownership. The recipients of the Restricted Stock shall receive all dividends thereon, and shall be entitled to vote them in any matter in which shareholders of the Company shall be entitled to vote. All such rights shall be exercisable during the recipient's lifetime only by the recipient or, if permissible under applicable law, by the participant's guardian or legal representative.

     (e) Duration of Restrictions. As to each recipient the restrictions on Restricted Stock granted hereunder shall last for the shorter of (a) five years from the date of grant or (b) until such time as the service of the recipient as a Non-employee Director of the Company shall have ended by reason of his or her (i) death or disability or (ii) failure to be reelected if such failure does not result from his or her resignation from the Board or from his or her decision not to stand for reelection, provided, however, that in no event shall the period of restrictions terminate within less than six months after the date of grant for any reason other than death or disability.

     (f) Forfeiture of Restricted Stock. In the event the recipient's membership on the Board shall terminate prior to the completion of five years of service as a Non-employee Director from and after a grant of Restricted Stock hereunder by reason of his or her resignation from the Board or by reason of his or her decision not to stand for re-election, all such Restricted Stock Shares granted to him or her hereunder less than five years prior to such termination, including all right, title and interest of the recipient therein, shall be forfeited by the recipient in their entirety and shall revert to the Company.

     (g) Change of Control. Notwithstanding any other provision hereof, a Change of Control shall result in the immediate lapse of all restrictions on Restricted Stock that was granted hereunder six months or more prior to the Change of Control. Upon such event certificates evidencing unrestricted ownership of Shares that have come free of restriction shall promptly be delivered to the affected directors, and, to the extent not already done pursuant to Section 6(b) hereof, certificates reflecting the remaining restrictions shall promptly be delivered to directors who then have Shares that have not yet come free of restriction.

 7. Payment of Regular Stipulated Compensation and Meeting Fees in Shares; Deferral of Payments.

     (a) Election to Receive Meeting Fees and Regular Stipulated Compensation in Shares in Lieu of Cash. Subject to the terms and conditions of this Plan, a Non-employee Director may elect to receive Shares of common stock in lieu of all or a portion of the director meeting fees and all or a portion of the quarterly installments of regular stipulated compensation that would otherwise be payable in cash by the Company for his or her service as a director. Such election shall be made in accordance with Section 7(c). As to Shares that the recipient does not elect to defer pursuant to Section 7(b), below, the number of Shares (rounded up to the next whole Share in the event of a fractional Share) to be paid in lieu of any meeting fee and any given installment of regular stipulated compensation, or portion thereof, shall be the quotient that results from the division of the dollar value of the fee or installment, or portion thereof, by the Fair Market Value of Shares as of the date the fee or installment would have become due and payable to the director had it not been for his or her election hereunder. As to Shares that the recipient does elect to defer pursuant to Section 7(b), the number of Shares shall be calculated as in the preceding sentence except that, instead of the Fair

Market Value, a figure of ninety and nine tenths per cent (90.9%) of the Fair Market Value shall be used. Except with respect to any Shares the director has elected to defer pursuant to Section 7(b), certificates representing Shares payable hereunder shall be delivered to the Non-employee Director as soon as practicable.

     (b) Deferrals of Meeting Fees and Regular Stipulated Compensation. Subject to the terms and conditions of this Plan, a Non-employee Director may elect to defer all or a portion of the Shares payable under Section 7(a) and all or portions of the director meeting fees and installments of regular stipulated compensation payable in cash by the Company for his or her service as a director for the calendar year. Such elections shall be made in accordance with Section 7(c). A Non-employee Director who elects to so defer shall have any deferred Shares deferred in the form of Shares and any deferred cash meeting fees and cash installments of regular stipulated compensation deferred in the form of cash.

     (c) Elections.

          (1) All elections under Sections 7(a) and 7(b) shall (A) be made in writing and delivered to the Secretary of the Company and (B) be irrevocable. All elections for payments or deferrals in the form of Shares shall be made before July 1 of the year prior to the year in which the Shares or director's meeting fees and installments of regular stipulated compensation are to be earned, except that (i) in 1996 an eligible participant's election may be made within thirty days after the effective date of the Plan, and (ii) in the case of an individual who becomes a Non-employee Director during a calendar year the election may be made within thirty days after he or she becomes a Non-employee Director, provided, however, that in the event of either (i) or
(ii) the election shall not be effective with respect to meeting fees and installments of regular stipulated compensation earned in whole or in part during the first six months following the election. Elections for deferrals in the form of cash under Section 7(b) shall be made on or before December 31 prior to the year the director's meeting fees or installments of regular stipulated compensation are to be earned, except that (i) in 1996 an eligible participant's election may be made within thirty days after the effective date of the Plan, and (ii) in the case of an individual who becomes a Non-employee Director during a calendar year the election may be made within thirty days after he or she becomes a Non-employee Director, provided, however, that in the event of either (i) or (ii) the election shall not be effective with respect to meeting fees and installments of regular stipulated compensation earned in whole or in part during such thirty day period. Deferral elections shall also specify (A) the portions (in 10% increments) to be deferred and (B) the future date or dates on which deferred amounts are to be paid or the future event or events upon the occurrence of which the deferred amounts are to be paid and the method of payment (lump sum or annual installments of approximately equal amounts (up to 10)), provided, however, that in no event shall any such election be structured in a manner that could result in a deferral of less than two years from the date of election, or that could result in the deferral of any future payment or installment to a date later than the twenty-fifth anniversary of the date of the election. In the event of an election under Section 7(a) for director meeting fees or installments of regular stipulated compensation to be paid in Shares, the election shall specify the portion (in 10% increments) to be so paid. Any change with respect to the terms of an election for (A) the payment of director meeting fees or installments of regular stipulated compensation under Section 7(a) from Shares to cash or vice versa and (B) the amount of any deferral in the form of Shares and the timing or amount of payments from the Deferred Shares Account shall be effective six months following such change in the election.

          (2) Credit of Deferrals. A Non-employee Director who has elected to defer Shares under Section 7(b) shall receive a credit to his or her Deferred Shares Account for each deferral action. The number of Shares so credited for each deferral action shall be as determined in accordance with Sections 7(a) and 7(b). A Non-employee Director who has elected to defer cash compensation under Section 7(b) shall receive a credit to his or her Deferred Cash Account for each deferral action. The amount of such credit shall equal the amount of the deferral in question. The timing of each credit under this section shall be as of the date that the fee or installment to which the credit relates would have become due and payable to the director had it not been for his or her election or elections hereunder.

          (3) Dividends and Interest. Each time a cash dividend is paid on the Shares, a Non-employee Director who has Shares credited to his or her Deferred Shares Account shall receive a credit for such dividends on the dividend payment date to his or her Deferred Shares Account; provided dividends paid with respect to Shares granted under Section 7(a) shall not be credited to the Deferred Shares Account but shall instead be promptly paid directly to such Non-employee Director unless such director shall have elected to defer receipt of the Shares to which the dividend relates as provided in Section 7(b). The amount of the dividend credit shall be the number of Shares (rounded to the nearest one-hundredth of a Share) determined by multiplying the dividend amount per Share by the number of Shares credited to such director's Deferred Shares Account as of the record date for the dividend and dividing the product by the Fair Market Value per Share on the dividend payment date. The Cash Account of a Non-employee Director shall be credited on the first business day of each calendar quarter with interest on such account's balance at the end of the preceding quarter, payable at a rate equal to the pre-tax cost of borrowing of the Company on such date as determined from time to time by the Chief Financial Officer, Controller or Treasurer of the Company.

          (4) Payouts. Deferred Cash Accounts will be paid out in cash and Deferred Shares Accounts shall be paid out in full Shares, provided, however, that, on the occasion of the payment of the final installment of Shares to be made out of a Deferred Shares Account, fractional Shares totaling less than a full Share shall be rounded upwards to the next full Share. Cash amounts credited to a Deferred Cash Account and certificates representing Shares credited to a Deferred Shares Account shall be delivered to the Non-employee Director as soon as practicable following the termination of the deferral, or when they would become due in terms of the deferral, and consistent therewith.

     (d) No Stock Rights. The deferral of Shares into a Deferred Shares Account shall confer no rights upon the Non-employee Director in whose name such account exists, as a shareholder of the Company or otherwise, with respect to the Shares held in such Deferred Shares Account, but shall confer only the right to receive such Shares credited as and when provided herein.

     (e) Change in Control. Notwithstanding anything to the contrary in this Plan or any election, in the event a Change in Control occurs, amounts and Shares credited to Deferred Cash Accounts and Deferred Share Accounts shall be promptly distributed to the appropriate Non-employee Directors.

     (f) Beneficiaries. A Non-employee Director may designate at any time and from time to time a beneficiary for his or her Deferred Cash and Deferred Shares Accounts in the event either or both of said accounts may be paid out following his or her death. Such designation shall be in writing in such form as may be prescribed by the Company and shall be received by the Company at least 30 days prior to the death to be effective.

 8. Amendment and Termination

     Except to the extent prohibited by applicable law and unless expressly provided in this Plan:

     (a) Amendments to this Plan. The Board may amend, alter, suspend, discontinue or terminate this Plan without the consent of any stockholder, participant, other holder or beneficiary of Restricted Stock or other person; provided, however, that (a) the provisions of the Plan may not be amended more than once every six months other than to comport with changes in the Code or the rules thereunder, and (b) no such action shall:

          (i) increase the benefits accruing to directors under this  Plan,

          (ii) increase the quantum of Stock that may be issued under this Plan;

          (iii) materially modify the requirements as to   eligibility for
participation in this Plan; or

          (iv) adversely affect the rights under any Restricted Stock theretofore granted under this Plan or the rights to any amounts or Shares theretofore credited to a Deferred Cash Account or a Deferred Shares Account.

     (b) Correction of Defects, Omissions and Inconsistencies. The Secretary may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or any Restricted Stock in the manner and to the extent he or she shall deem desirable to carry this Plan into effect.

 9. General Provisions

     (a) Withholding. The Company is authorized to withhold from any Restricted Stock Shares granted and from any dividends to be paid on Restricted Stock the amount (in cash, Shares, other securities, or other property) of any taxes required to be withheld in respect of a grant, payment or settlement of Restricted Stock Shares or any payment of dividends under such Restricted Stock Shares or under this Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of any such taxes.

     (b) No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

     (c) No Right to Continued Board Membership. The grant of a benefit hereunder shall not be construed as giving a participant the right to be retained as a director of the Company. The Board may at any time fail or refuse to nominate a participant for election to the Board, and the stockholders of the Company may at any election fail or refuse to elect any participant to the Board free from any liability or claim under this Plan or any grant hereunder.

     (d) Governing Law. The validity, construction, and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

     (e) Severability. If any provision of this Plan or any grant or deferral hereunder is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or any other grant or deferral, or would disqualify this Plan or any grant or deferral under any law deemed applicable by the Secretary, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Secretary, materially altering the intent of this Plan or the grant or deferral, such provision shall be stricken as to such jurisdiction, person, grant or deferral, and the remainder of this Plan and any such grant or deferral shall remain in full force and effect.

     (f) No Trust or Fund Created. Neither this Plan nor any grant or deferral, nor any account pertaining thereto shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a participant or any other person. To the extent that any person acquires a right to receive Shares or cash from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

     (g) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan.

10. Effective Date of this Plan

     Contingent upon its approval by a majority of the shareholders of the Company, this Plan shall be effective as of April 12, 1996.

11. Term of this Plan

     No Restricted Stock Shares shall be granted under this Plan on or after the tenth anniversary of its effective date, nor shall any compensation payable to a Non-employee Director be payable in Shares or deferred under this Plan after such anniversary. However, unless otherwise expressly provided in this Plan or in the restrictions or provisions applying to Restricted Stock Shares previously issued or deferrals previously made, any Restricted Stock Shares theretofore granted and deferrals theretofore made may remain outstanding beyond such date (subject to the provisions of Section 7(c)(1)) and the authority of the Secretary to interpret, construe, administer and make determinations under this Plan, and the authority of the Board to amend this Plan, shall extend beyond such tenth anniversary.